UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Nine Energy Service, Inc.
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May, 7, 2019

The 2019 Annual Meeting of Stockholders of Nine Energy Service, Inc. (the “Annual Meeting”) will be held at 8:30 a.m., Central Time, on May 7, 2019, at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027, for the following purposes:

1.    To elect the three nominees for Class I Directors named in the accompanying proxy statement, to serve until the 2022 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board and (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

The Board of Directors has fixed March 18, 2019 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The Annual Meeting will begin promptly at 8:30 a.m. Central Time. Check-in will begin at 7:30 a.m. Central Time and you should allow ample time for the check-in procedures.

Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or by submitting your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope you will receive.

By Order of the Board of Directors

Ann G. Fox

President, Chief Executive Officer and Director

Houston, Texas

April 15, 2019

Important Notice Regarding the Availability of Proxy Materials for the Nine Energy Service, Inc.

Stockholder Meeting to be Held on May 7, 2019

The Proxy Materials, including our 2018 Annual Report, are available at https://investor.nineenergyservice.com.

i

NINE ENERGY SERVICE, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 7, 2019

This Proxy Statement contains information related to the Nine Energy Service, Inc. 2019 Annual Meeting of Stockholders (the “Annual Meeting”). Nine Energy Service, Inc. (either individually or together with its subsidiaries, as the context requires, the “Company,” “Nine,” “we,” “us” and “our”) is a Delaware corporation that was incorporated in February 2013. Nine is an oilfield services company that provides services integral to the completion of unconventional wells through a full range of tools and methodologies and provides a range of production enhancement and well workover services. Our principal offices are located at 2001 Kirby Drive, Suite 200, Houston, TX 77019.

Meeting Date and Location

The Annual Meeting will be held at 8:30 a.m., Central Time, on May, 7, 2019, at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027. This Proxy Statement is first being made available to our stockholders beginning on April 15, 2019.

You can find supplemental information about the Annual Meeting at https://investor.ninenergyservice.com.Cameras, recording devices, and other electronic devices are prohibited at the meeting.

Outstanding Securities

Only holders of record of our common stock, par value $0.01 per share, at the close of business on March 18, 2019, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 30,781,982 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein and “FOR” the ratification of the appointment of our independent auditors. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.

Voting via the Internet or by telephone helps save money by reducing postage and proxy tabulation costs. To vote by any of these methods, read this Proxy Statement, have your proxy card or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon the following matters:

(1)

Proposal 1: to elect the three director nominees named in this Proxy Statement to serve as Class I Directors until the 2022 Annual Meeting of Stockholders or until their respective successors are elected and qualified; and

(2)	Proposal 2: to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.

We will also consider and vote upon any other business that is properly presented at the Annual Meeting (or any adjournments or postponements thereof). In addition, members of our management team will report on our business and financial performance during the year ended December 31, 2018, and respond to your questions regarding the same.

Who is Entitled to Vote at the Annual Meeting?

Only stockholders as of the record date are entitled to attend the Annual Meeting in person. Admission to the Annual Meeting will be on a first-come, first-served basis.

Stockholders of Record. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. If you own common stock directly in the Company as of the record date, your name will be on a list and you will be able to gain entry to the Annual Meeting with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

Street Name Stockholders. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, shares held in the name of your broker, bank or other nominee) and your broker, bank or other nominee (or, Cede & Co., as the case may be) is considered the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed legal proxy from the stockholder of record giving you the right to vote the shares.

Entities. If you are the representative of an entity that owns common stock of the Company, you must present a government-issued photo identification, evidence that the entity has authorized you to act as its representative at the Annual Meeting, and, if the entity is a street name owner, proof of the entity’s beneficial stock ownership as of the record date. Each entity that owns common stock of the Company may appoint only one representative to attend on its behalf.

Non-Stockholders. If you are not a stockholder and are not the representative of an entity that owns common stock of the Company, you will be entitled to admission only if you are a proxy holder attending in lieu of a stockholder. To gain entry, you must present a government-issued photo identification and either a valid proxy from a stockholder of record authorizing you to vote the stockholder’s shares or, if you are a proxy holder for a street name stockholder, a valid legal proxy from the record holder or the bank, brokerage firm, or other nominee that holds shares on behalf of the street name stockholder and, if the legal proxy does not name you, proof that you are the street name stockholder’s valid proxy holder. Only one proxy holder may attend on behalf of a stockholder.

How Many Votes Can I Cast?

You are entitled to one vote for each share of common stock you owned on the record date on each matter presented at the Annual Meeting.

How do I Vote My Shares?

•	Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

○

By Internet. You may submit a proxy electronically on the Internet by following the instructions on the proxy card accompanying the Proxy Materials you received by mail. Please have the proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

○

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) by using the toll-free number listed on the proxy card accompanying the Proxy Materials you received by mail. Please have the proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, the day before the Annual Meeting.

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By Mail. You may indicate your vote by completing, signing and dating the proxy card accompanying the Proxy Materials you received by mail and returning it to the Company in the enclosed reply envelope.

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In Person. You may vote in person at the Annual Meeting by completing a ballot, which will be provided at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

•

Street Name Stockholders: Since your shares are held in “street name” (that is, in the name of your broker, bank or other nominee), you are considered the beneficial owner of shares held in “street name” (or the “street name stockholder”) and our Proxy Materials are being forwarded to you by your broker, bank or other nominee, which is considered, with respect to those shares, the stockholder of record. As the street name stockholder, you have the right to direct the stockholder of record how to vote. Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

○

By Methods Listed on Voting Instruction Form. Please refer to the voting instruction form or other information provided by the stockholder of record for your shares to determine whether you may submit your vote by mail, telephone or electronically on the Internet.

○

In Person with a Proxy from the Stockholder of Record. You may vote in person at the Annual Meeting if you obtain a legal proxy from the stockholder of record for your shares. Please refer to the voting instruction form or other information sent to you by the stockholder of record for your shares to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Can I Revoke my Proxy?

If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by attending the Annual Meeting and voting in person.

A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the Annual Meeting.

What is a Quorum?

A majority of the issued and outstanding shares of common stock entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Directors are elected by a “plurality” voting standard, which means that the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections.

For all other matters proposed for a vote at the Annual Meeting, the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter is required to approve the matter. For these matters, abstentions will count as votes “against.”

The recommendations of the Board are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote as follows:

•	FOR each of the persons named in this Proxy Statement as the Board’s three director nominees for election as Class I Directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Whom should I contact with questions about the Proxy Materials or the Annual Meeting?

If you have any questions about the Proxy Materials or the Annual Meeting, please contact Nine Energy Service, Inc. at 2001 Kirby Drive, Suite 200, Houston, Texas 77019, Attn: Corporate Secretary or by email at Investors@nineenergyservice.com.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is currently comprised of nine members. Our directors are divided into three classes serving staggered three-year terms with three members in each class. Class I, Class II and Class III directors serve until our annual meetings of stockholders in 2019, 2020 and 2021, respectively or until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation or removal from office. David C. Baldwin, Curtis F. Harrell and Darryl K. Willis are assigned to Class I and are standing for election at the Annual Meeting. Scott E. Schwinger, Gary L. Thomas and Andrew L. Waite are assigned to Class II, and Mark E. Baldwin, Ernie L. Danner and Ann G. Fox are assigned to Class III. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

The Board, based on the recommendation of the Nominating, Governance and Compensation Committee, proposed that the following three nominees be elected at the Annual Meeting, each of whom if elected will hold office until our annual meeting of stockholders in 2022 or until his successor shall have been elected and qualified:

•	David C. Baldwin
•	Curtis F. Harrell
•	Darryl K. Willis

Each of the nominees is currently a director of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

Although the Board expects that the three nominees will be willing and available to serve as directors, if any of them should be unwilling or unable to serve, the Board may decrease the size of the Board or may designate substitute nominees, and the proxies will be voted in favor of any such substitute nominees.

Vote Required

The election of directors in this Proposal No. 1 requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in “Proposal 1—Election of Directors” above, the executive officers of the Company and the Company’s Board will be the following:

Name	Age	Position
Ann G. Fox	42	President, Chief Executive Officer and Director
Ernie L. Danner	64	Chairman of the Board
David C. Baldwin	55	Director
Mark E. Baldwin(1)	65	Director
Curtis F. Harrell(1)(2)	55	Director
Scott E. Schwinger(2)	53	Director
Gary L. Thomas(1)(2)	69	Director
Andrew L. Waite	57	Director
Darryl K. Willis(1)(2)	49	Director
David Crombie	45	Executive Vice President and Chief Operating Officer
Clinton Roeder	48	Senior Vice President and Chief Financial Officer
Edward Bruce Morgan	51	President, Production Solutions
Theodore R. Moore	41	Senior Vice President, General Counsel and Secretary

(1)    Member of the Audit Committee.

(2)    Member of the Nominating, Governance and Compensation Committee.

In evaluating the nominees for the Board of Directors, the Board and the Nominating, Governance and Compensation Committee took into account the qualities they seek for directors, as discussed below under “Corporate Governance” and “Board Meetings and Committees,” and the directors’ individual qualifications, skills, and background that enable the directors to effectively and productively contribute to the Board’s oversight of the Company. These individual qualifications and skills are included below in each nominee’s biography. There are no family relationships among any of our directors or executive officers, except that Mr. David Baldwin and Mr. Mark Baldwin are brothers.

Board Leadership

Ann G. Fox, President, Chief Executive Officer and Director (Class III Director). Ms. Fox has served as the President, Chief Executive Officer and Director of the Company since July 2015, and from February 2013 to July 2015, Ms. Fox served the Company as Chief Financial Officer and Vice President, Strategic Development. In addition, Ms. Fox served as the Interim Chief Financial Officer of the Company from September 2017 to December 2017 and previously served in such capacity from July 2015 through April 2017. From December 2008 to February 2013, Ms. Fox served in various positions with SCF Partners, a private equity firm specializing in investments in the energy services industry. Ms. Fox became a Managing Director of SCF Partners in December 2012. Prior to joining SCF Partners, Ms. Fox served in the United States Marine Corps. During her service, Ms. Fox worked with a small team embedded in the South of Iraq in order to ensure Iraqi Security Force combat operations were consistent with the application of US counterinsurgency tactics. Ms. Fox has also served as an Investment Banking Analyst for both Prudential Securities and Warburg Dillon Read in New York. Ms. Fox holds a Bachelor of Science in Diplomacy and Security in World Affairs from Georgetown University’s Walsh School of Foreign Service and an M.B.A. from the Harvard Business School and is currently a member of the Harvard Business School Alumni Board.

We believe that Ms. Fox’s leadership experience, industry experience and deep knowledge of our business and our customers make her well qualified to serve as our President, Chief Executive Officer and Director.

Ernie L. Danner (Class III Director; Chairman of the Board). Mr. Danner has served as the Company’s Chairman of the Board since the consummation of the merger of Beckman Production Services, Inc. with and into the Company on February 28, 2017. From 1998 until his retirement in October 2011, Mr. Danner was employed by Universal Compression Holdings, Inc., which became Exterran Holdings, Inc. following a merger with Hanover Compressor Company in August 2007. Mr. Danner joined Universal Compression Holdings in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including as Chief Operating Officer from July 2006 through August 2007. From August 2007 to October 2011, Mr. Danner served as a director of Exterran Holdings and of Exterran GP, LLC, and beginning in July 2009, he also served as President and Chief Executive Officer of both companies. Mr. Danner served as a director at Copano Energy, L.L.C. from 2004 to 2013. Mr. Danner holds a Bachelor of Arts degree and a Master of Arts degree in Accounting from Rice University. In 2011, Mr. Danner joined Beckman Production Services, Inc., which, prior to the merger of Beckman with and into the Company, operated as a well services company, where he served as the President, Chief Executive Officer and Chairman until the merger of the Company in February 2017.

We believe that Mr. Danner’s extensive leadership, financial and operational experience in the energy industry, particularly with respect to his leadership involvement in Beckman Production Services, Inc., make him well qualified to serve as our Chairman of the Board.

David C. Baldwin, Director (Class I Director). Mr. Baldwin has served as a Director of the Company since February 28, 2017 and served on Beckman Production Services, Inc.’s board of directors prior to its merger with and into the Company on that date. Mr. David C. Baldwin serves as Co-President of SCF Partners since April 2014 and has served as its Managing Director since 1999. Mr. Baldwin is responsible for overseeing U.S. based investments and creating investment platforms around emerging energy trends. Mr. Baldwin joined SCF Partners in 1991. From September 2002 to April 2004, he served as President and Chief Executive Officer of Integrated Production Services, Ltd. He served as Chief Financial Officer and Vice President of ION Geophysical Corporation from June 1999 to January 2000. He started his career as a Drilling and Production Engineer with Union Pacific Resources. He later went on to start an energy consulting business and worked for General Atlantic Partners. He currently serves on the Board of Directors of Forum Energy Technologies (NYSE: FET), Select Energy Services, Inc. (NYSE: WTTR), and Oil Patch Group, Inc. Additionally he is a Trustee of The Center, The Center Foundation, The Baylor College of Medicine, and Baylor St. Lukes Medical Center Hospital. Mr. Baldwin received both a B.S. degree in Petroleum Engineering in 1980, and M.B.A. degree from the University of Texas at Austin.

We believe that Mr. Baldwin’s experience in the private equity industry, board experience and overall knowledge of our business and operational strategy, make him well qualified to serve as a Director on our board of directors. Further, his service as a Co-President of the ultimate general partner of our largest stockholder provides a valuable perspective into its insights and interests.

Mark E. Baldwin, Director (Class III Director). Mr. Baldwin has served as a Director of the Company since May 10, 2013. Mr. Baldwin has been a Director of KBR, Inc. (NYSE: KBR), since October 3, 2014 and Director of TETRA Technologies, Inc. (NYSE: TTI), since January 16, 2014. He served as a Director of Seahawk Drilling, Inc. from 2009 to 2011. He served as the Chief Financial Officer and Executive Vice President of Dresser-Rand Group Inc. from 2007 to 2013 and as the Chief Financial Officer, Executive Vice President and Treasurer of Veritas DGC Inc. from 2004 to 2007. From 2003-2004 he was an Operating Partner of First Reserve Corporation. He served as the Chief Financial Officer and Executive Vice President of Nextiraone, LLC from 2001 to 2002. He served as Chairman of the Board of Pentacon, Inc. from November 1997 to 2001 and served as its Chief Executive Officer from September 1997 to 2001. From 1980 to 1997, he served in a variety of finance and operations positions with Keystone International Inc., including Treasurer, Chief Financial Officer and President of the Industrial Valves and Controls Group. For the three years ending in 1980, he served as an Accountant with a national accounting firm. Mr. Baldwin holds a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

We believe that Mr. Baldwin’s financial and operational experience with public companies and his extensive knowledge of the energy industry make him well qualified to serve as a Director on our board of directors.

Curtis F. Harrell, Director (Class I Director). Mr. Harrell has served as a Director of the Company since the consummation of the merger of Beckman Production Services, Inc. with and into the Company on February 28, 2017. Mr. Harrell currently serves as President and Chief Executive Officer of Citation Oil & Gas Corp., one of the largest privately-held independent oil & gas acquisition, development and production companies in the United States. Mr. Harrell joined Citation in 2002 where he took on the position of Executive Vice President and Chief Financial Officer. In 2004, Mr. Harrell was promoted to President, Chief Operating and Financial Officer and in 2008, Mr. Harrell was named President and Chief Executive Officer. He served as Executive Vice President and Chief Financial Officer of Brigham Exploration Company from 1998 to 2002. From 1996 to 1998, Mr. Harrell served as Executive Vice President and Partner at R. Chaney & Company, Inc., where he managed R. Chaney & Company, Inc.’s investment origination efforts in the U.S., focusing on investments in corporate equity securities of energy companies in the exploration and production and oilfield service industry segments. From 1994 to 1996, Mr. Harrell served as Director of Domestic Corporate Finance for Enron Capital & Trade Resources, Inc., where he was responsible for initiating and executing a variety of debt and equity financing transactions for independent exploration and production companies. Before Enron Capital & Trade Resources, Mr. Harrell spent eight years working in corporate finance and reservoir engineering positions for two public independent exploration and production companies, Kelley Oil & Gas Corporation and Pacific Enterprises Oil Company, Inc. He previously served as a Director of Carlile Bancshares, Inc. from 2010 to 2017, as a Director of Brigham Exploration Co. from 1999 to 2003, and as a member of Yellowstone Academy Board of Directors, the premier school in Houston’s Historic Third Ward Community. Mr. Harrell has over twenty-eight years of experience in corporate finance and management. Mr. Harrell holds a B.S. in Petroleum Engineering from the University of Texas at Austin and M.B.A. from Southern Methodist University.

We believe that Mr. Harrell’s extensive experience as an executive officer of other oil and natural gas companies, and his strategic, operational and financial expertise in the oil and natural gas industry make him well qualified to serve as a Director on our board of directors.

Scott E. Schwinger (Class II Director). Mr. Schwinger was appointed as a Director of the Company on May 25, 2017. Mr. Schwinger is the President and CEO of the McNair Group, and the Chief Financial Officer for the Houston Texans, a National Football League franchise. For the past plus 20 years, Mr. Schwinger has held positions with various companies owned, directly or indirectly, by Robert C. McNair including President of Palmetto Partners Ltd., RCM Financial Services, L.P., and Vice President of Cogen Technologies. In April 2010, he was named the CEO of The McNair Group. In his role, he oversees the investment and management activities for The McNair Group of companies which include portfolios of public and private equities, a private trust company, several foundations and various other operating companies. Mr. Schwinger serves on the board of directors of The Make-A-Wish Foundation and the Salient Capital complex of mutual funds. Mr. Schwinger received an M.B.A. from the University of Texas at Austin and a B.A. in mathematics from Vanderbilt University.

We believe that Mr. Schwinger’s broad experience as an executive officer and proven financial expertise make him well qualified to serve as a Director on our board of directors.

Gary L. Thomas (Class II Director). Mr. Thomas has served as a Director of the Company since March 15, 2013. Mr. Gary L. Thomas was President and Chief Operating Officer of EOG Resources, Inc. (NYSE: EOG), a petroleum and natural gas exploration company, until December 31, 2018 when he retired from that position. Mr. Thomas served as a Senior Executive Vice President of Operations at EOG Resources from February 2007 to September 2011. He served as Executive Vice President, Operations of EOG Resources from 2002 to 2007 and served as its Executive Vice President, North American Operations from 1998 to 2002. Prior to those positions, he served as Senior Vice President and General Manager of EOG’s Midland Division. Mr. Thomas joined a predecessor of EOG Resources in July 1978. He holds a Petroleum Engineering degree from The University of Texas at Austin and a Master’s degree in Engineering Management from The University of Tulsa.

We believe that Mr. Thomas’ experience in the oil and gas industry, the perspective he brings as a result of his long tenure as an executive of a public company, and his valuable insight as a result of his long history as a customer for the oilfield services industry make him well qualified to serve as a Director on our board of directors.

Andrew L. Waite (Class II Director). Mr. Waite has served as a Director of the Company since February 28, 2013. He served as Chairman of the Company’s Board from February 2013 until the consummation of the merger of Beckman Production Services, Inc. with and into the Company. Mr. Waite is Co-President of SCF Partners and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of each of Forum Energy Technologies, Inc. (NYSE: FET), a position he has held since August 2010, Atlantic Navigation Holdings (Singapore) Limited (SGX: 5UL), a position he has held since January 2016, and National Energy Services Reunited Corp. (NYSE: NESR), a position he has held since May 2018. Mr. Waite previously served on the board of directors of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services from 2007 to 2009, Hornbeck Offshore Services, Inc., a provider of marine services to exploration and production oilfield service, offshore construction and military customers from 2000 to 2006, and Oil States International, Inc., a diversified oilfield services and equipment company from August 1995 through April 2006. Mr. Waite received an M.B.A. with High Distinction from the Harvard University Graduate School of Business Administration, an M.S. degree in Environmental Engineering Science from California Institute of Technology and a BSc degree with First Class Honours in Civil Engineering from England’s Loughborough University of Technology.

We believe that Mr. Waite’s extensive public company experience in the energy sector, in particular in the oilfield services industry, and his experience in identifying strategic growth trends in the energy industry and evaluating potential transactions make him well qualified to serve on our board of directors. Further, his service as a Co-President of the ultimate general partner of our largest stockholder provides a valuable perspective into its insights and interests.

Darryl K. Willis, Director (Class I Director). Darryl K. Willis was appointed to the Company’s Board on August 9, 2018. Mr. Willis has served as Vice President of Oil, Gas & Energy at Google Inc.’s Cloud division, a provider of public cloud computing services, since March 2018, where he is responsible for driving business across the energy sector by developing products and solutions, building relationships with key leaders and providing his business expertise to sales teams. From January 2015 to December 2017, Mr. Willis served as President and Chief Executive Officer for BP p.l.c.’s (NYSE: BP) Angola division. BP is a British multinational oil and gas company. He also served as Senior Vice President and Deputy Head of Subsurface for BP from July 2012 to January 2017. Mr. Willis holds a Bachelor of Science from Northwestern State University, a Master of Science in Management from the Stanford University Graduate School of Business and a Master of Science in Geology and Geophysics from the University of New Orleans.

Mr. Willis’ extensive technical expertise, leadership experience and impressive track record of leading businesses to growth with a focus on technology in the industry make him well qualified to serve as a Director on the Board.

David Crombie, Executive Vice President and Chief Operating Officer. Mr. Crombie currently serves as Executive Vice President and Chief Operating Officer of the Company. Prior to serving in this position, Mr. Crombie served as President, Completion Solutions and as an Executive Vice President of the Company from February 2017 to January 2019. Mr. Crombie served as President, US Wireline and Cementing and was an Executive Vice President of the Company from December 2013 to February 2017. Mr. Crombie joined the Company from Crest Pumping Technologies, LLC, which he founded and guided to success as President. Before starting Crest, Mr. Crombie was Vice President of Operations and Sales for Pumpco Energy Services, a wholly-owned subsidiary of Complete Production Services (now part of Superior Energy Services) from 2000 to 2012. At Pumpco, he oversaw stimulation and cementing services in prolific, unconventional plays throughout the continental United States. Prior to Pumpco, Mr. Crombie was employed by Halliburton Energy Services from 1994 to 2000. Since 1994, Mr. Crombie has worked in both cementing and stimulation operations in the areas of domestic and international operations, including the Permian Basin, the Fort Worth Basin, Oklahoma, the Gulf of Mexico and Saudi Arabia.

Clinton Roeder, Senior Vice President and Chief Financial Officer. Mr. Roeder has served as the Company’s Senior Vice President and Chief Financial Officer since December 16, 2017. Prior to joining the Company, Mr. Roeder served as the Chief Financial Officer of Total Safety US, Inc., a global provider of integrated industrial safety services, strategies and equipment, from December 2013 to December 2017. Prior to that, Mr. Roeder served as the Chief Financial Officer of Vopak America, a global independent tank storage company, from February 2013 to December 2013. He also served as Chief Financial Officer of Vopak North America from February 2009 to February 2013. Mr. Roeder graduated from St. Mary’s University with a B.B.A. in accounting and received an M.B.A. from Tulane University.

Edward Bruce Morgan, President, Production Solutions. Mr. Morgan currently serves as the Company’s President, Production Solutions. Prior to serving in this position, Mr. Morgan served as an Operations Manager for the Company since August 2013. Mr. Morgan joined the Company from Peak Pressure Control, LLC, which he founded in 2010. Peak Pressure Control was acquired by the Company in August 2013. Before founding Peak, Mr. Morgan was the regional manager at STS Rental and Supply from 2005 to 2010 overseeing operations in West Texas and Williston, North Dakota. Prior to Peak, Mr. Morgan held various positions at Schlumberger from 1990 to 2004, including positions handling all onshore and offshore wireline for Union Pacific Resources, serving as location manager in Natchez, Mississippi; managing all wireline operations for Unocal in Lafayette, Louisiana, before transferring to Houston and serving as operations manager for West Texas, where he oversaw all wireline operations in the Permian Basin. Mr. Morgan holds a Bachelor of Science degree in Engineering from Mississippi State University.

Theodore R. Moore, Senior Vice President, General Counsel and Secretary. Mr. Moore has served as the Company’s Senior Vice President and General Counsel since he joined the Company in March 2017 and has served as the Company’s secretary since April 2019. Prior to joining the Company, Mr. Moore served as the Executive Vice President, General Counsel and Chief Risk Officer of C&J Energy Services, Inc., a provider of onshore well construction and intervention, well completion, well support and other complementary oilfield services and technologies, from March 2015 to June, 2016, Executive Vice President from October 2012 and Vice President, General Counsel and Corporate Secretary from February 2011. Prior to that time, Mr. Moore practiced corporate law at Vinson & Elkins L.L.P. from 2002 through January 2011. Mr. Moore represented public and private companies and investment banking firms in capital markets offerings, mergers and acquisitions and corporate governance matters, primarily in the oil and gas industry. Mr. Moore graduated magna cum laude from Tulane University with a B.A. in Political Economy and a J.D. from Tulane Law School.

Corporate Governance

General

Board Leadership. The Board is responsible for oversight of the Company and management. The Chairman of the Board is selected by the Board and the current Chairman is Ernie L. Danner, who is a non-employee director. The Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. The offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

Director Independence. As a public company, we are required to comply with the rules of the NYSE and are subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”), including Sarbanes-Oxley. The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Additionally, each of the Audit Committee and Nominating, Governance and Compensation Committee are required to be comprised solely of independent directors, as that term is defined by the applicable rules and regulations of the NYSE and SEC. Rather than adopting its own categorical standards, each year our Board assesses director independence on a case-by-case basis, in each case consistent with the applicable rules and regulations of the SEC and the NYSE. After reviewing all relationships each director may have directly and indirectly with the Company and its management, our Board has affirmatively determined that each of Messrs. D. Baldwin, M. Baldwin, Harrell, Schwinger, Thomas, Waite and Willis has no material relationships with the Company and, therefore, is “independent” as defined under the applicable NYSE rules and guidance. Ms. Fox, our President and Chief Executive Officer, is not considered to be “independent” because of her employment position with the Company. Mr. Danner is not considered to be “independent” due to his employment with Beckman Production Services, Inc. prior to its merger with and into the Company. In addition, each of Messrs. M. Baldwin, Harrell, Thomas, Schwinger and Willis have been affirmatively determined by the Board to be independent under SEC rules and NYSE listing standards for the purposes of Audit Committee service. Moreover, each of Messrs. D. Baldwin, M. Baldwin, Harrell, Thomas, Schwinger, Waite and Willis have been affirmatively determined by the Board to be independent under SEC rules and NYSE listing standards for the purposes of Nominating, Governance and Compensation service.

Risk Oversight.

The Board believes that risk management is an integral part of setting and implementing our business strategy, which includes, among other things, identifying and assessing the risks and opportunities facing the Company. It is management’s responsibility to manage the Company’s risk exposure and potential impact of the many risks that are associated with our business and a primary function of our Board is to assist and oversee management in this effort. The Board, as a whole and also at the committee level, has oversight responsibility. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within its areas of responsibilities, as further discussed below. We believe the Board’s role in risk oversight is consistent with the Company’s leadership structure (as discussed under the heading “—Board Leadership”), with the CEO and other members of senior management having direct responsibility for risk management, and the remaining directors involved in providing oversight of management’s efforts to reduce, mitigate or eliminate the risks that we face.

The primary means by which the Board and its designated committees oversees our risk management structure and policies is through its regular communications with management and our internal audit department. In connection with our quarterly Board meetings, the full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The Chair of each of the Committees will discuss and review significant matters with management outside of the quarterly Board meetings as needed. When a Committee receives a separate report or the Chairman has separate discussions, the Committee Chairman may discuss that report with the full Board.

As part of its charter, the Audit Committee is responsible for reviewing and discussing our policies with respect to risk assessment and risk management generally, and also specifically with respect to financial reporting, internal controls and accounting matters, legal, tax and regulatory compliance and the internal audit function. The Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on material risks facing the Company. Upon request, both the full Board and Audit Committee may receive reports from those executive officers who are deemed responsible for particular risks due to being in a position that makes them most likely to be able to impact the effects of such risks. The Audit Committee also oversees our internal audit department, which is responsible for monitoring the Company’s adherence to our significant corporate policies and internal controls.

Our Nominating, Governance and Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation and benefits policies and programs. Our Nominating, Governance and Compensation Committee also assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with corporate governance, Board organization, membership and structure and succession planning for our Chief Executive Officer and other members of senior management.

Corporate Governance Documents. Please visit our investor relations website at https://investor.nineenergyservice.com., “Corporate Governance,” for additional information on our corporate governance, including:

•	our Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (“Bylaws”);

•

our Corporate Governance Guidelines, which includes policies on stockholder communications with the Board, director qualification standards and responsibilities, meetings of the Board, director attendance at our annual meetings, management evaluation and succession planning;

•	our Corporate Code of Business Conduct and Ethics and our Financial Code of Ethics;

•	the charters approved by the Board for the Audit Committee and the Nominating, Governance and Compensation Committee; and

•	our Corporate Code of Business Conduct and Ethics.

Board Meetings and Committees

The Board meets regularly during the year, and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2018, there were eleven meetings of the Board. All incumbent directors attended at least 90% of such aggregate meetings of the Board and any committees on which they served occurring during 2018. Mr. Willis, who joined the Board in August 2018, attended at least 80% of the aggregate of the meetings of the Board in 2018 following his appointment. Directors are encouraged to attend the Company’s annual meetings of stockholders. The 2019 Annual Meeting is the Company’s first annual meeting as a public company.

The Board has established an Audit Committee and a Nominating, Governance and Compensation Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the NYSE rules and SEC rules applicable to such committee membership. The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current Committee membership information as well as meeting information for the last fiscal year.

Name	Audit Committee	Nominating, Governance and Compensation Committee
Mark E. Baldwin	X*
Curtis F. Harrell	X	X
Scott E. Schwinger		X*
Gary L. Thomas(1)	X	X
Darryl K. Willis(1)	X	X
Total Meetings in 2018	6	6

*	Committee Chair

(1)	Mr. Thomas and Mr. Willis joined the Audit Committee and the Nominating, Governance and Compensation Committee effective March 6, 2019.

The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee. Our Audit Committee consists of Mark E. Baldwin, Curtis F. Harrell, Gary L. Thomas and Darryl K. Willis, each of whom the Board has affirmatively determined is independent under SEC rules and NYSE listing standards. As required by the SEC rules and NYSE listing standards, the Audit Committee consists solely of independent directors. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our Board determined that Mark E. Baldwin, Gary L. Thomas and Curtis F. Harrell each satisfy the definition of “audit committee financial expert.”

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We adopted an Audit Committee charter defining the Committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE, which is available on our investor relations website, as discussed above.

Nominating, Governance and Compensation Committee. Our Nominating, Governance and Compensation Committee consists of Scott E. Schwinger, Curtis F. Harrell, Gary L. Thomas and Darryl K. Willis, each of whom the Board has affirmatively determined is independent under SEC Rules and NYSE listing standards. This Committee identifies, evaluates and recommends qualified nominees to serve on our Board; develops and oversees our internal corporate governance processes; and maintains a management succession plan. This Committee also oversees the process by which salaries, incentives and other forms of compensation for officers and other employees are established and administers our incentive compensation plan. We adopted a Nominating, Governance and Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the listing standards of the NYSE, which is available on our investor relations website, as discussed above.

Our Nominating, Governance and Compensation Committee has the authority to engage a compensation consultant at any time if it determines that it would be appropriate to consider the recommendations of an independent outside source. During 2018, the Nominating, Governance and Compensation Committee chose to engage Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant. Pearl Meyer reviewed both our executive compensation program and our non-executive director compensation program for 2018 and produced year-end compensation reports for the Nominating, Governance and Compensation Committee in March 2018. These reports were utilized by the Nominating, Governance and Compensation Committee when making certain compensation decisions for the executives and the non-executive directors for 2018. Additionally, the Nominating, Governance and Compensation Committee chose to engage Compensation Advisory Partners, an independent compensation consultant, in connection with the negotiation of executive officer employment agreements and year-end 2018 compensation matters.

Our Nominating, Governance and Compensation Committee has the authority to delegate to its Chair, any one of its members, or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. No executive officer is present for or has input into the Nominating, Governance and Compensation Committee’s decisions regarding his or her specific compensation.

Director Nominations. Our Nominating, Governance and Compensation Committee considers candidates for director who are recommended by its members, by other Board members, by stockholders, and by management. To assist it in identifying director candidates, the Nominating, Governance and Compensation Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates.

Director Tenure and Composition. Currently, over half of our directors have served for five or fewer than five years. Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors (with five new directors on-boarding and no directors leaving in the last three years). The current tenure range of our Board is as follows:

Tenure on Board	Number of Director Nominees
6-10 years	4
1-5 years	5

Among the qualifications and skills of a candidate considered important by the Nominating, Governance and Compensation Committee are:

Personal and professional integrity, including commitment to the Company’s core values;

Relevant skills and experience;

Independence under applicable standards;

Business judgment;

Service on boards of directors of other companies;

Openness and ability to work as part of a team;

Willingness to commit the required time to serve as a Board member; and

Familiarity with the Company and its industry.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating, Governance and Compensation Committee considers diversity in the context of the Board’s composition as a whole, taking into account personal characteristics and experiences of current and prospective directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board believes that its current composition reflects the effectiveness of this approach. When evaluating re-nomination of existing directors, the Nominating, Governance and Compensation Committee also considers the nominees’ past Board and committee meeting attendance and performance, length of Board service and their independence under the applicable standards. The Nominating, Governance and Compensation Committee believes that each of the director nominees for the Annual Meeting possesses these attributes.

The Nominating, Governance and Compensation Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Stockholders wishing to submit recommendations for director candidates for consideration by the Nominating, Governance and Compensation Committee must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

•	The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the Nominating, Governance and Compensation Committee’s evaluation.

To be considered by the Nominating, Governance and Compensation Committee for the 2020 Annual Meeting of Stockholders, a director candidate recommendation must be received by the Secretary of the Company no earlier than the close of business on January 8, 2020 and no later than the close of business on February 7, 2020.

Communications with the Board

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or to any director in particular, by writing to:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, TX 77019

Attn: General Counsel

Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.

Our General Counsel will review each communication received from stockholders and other interested parties and will forward the communications, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by our Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by our Board.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Under the rules and regulations of the SEC and NYSE, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. In addition, the Audit Committee oversees the work of our independent auditors, considers the independence of our independent auditors and participates in the selection of the independent auditor’s lead engagement partner. The Audit Committee has appointed, and, as a matter of good corporate governance, is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditors for the fiscal year ending December 31, 2019. PwC has served as our independent auditor since 2011. The Audit Committee considered a number of factors in determining whether to re-engage PwC as the Company’s independent registered public accounting firm, including the length of time the firm has served in this role, the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board of Directors and the Audit Committee believe that the continued retention of PwC as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of PwC, the Audit Committee may reconsider its selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019, but the Audit Committee may also elect to retain PwC. In addition, if stockholders ratify the selection of PwC as independent auditors, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select PwC or another registered public accounting firm as our independent auditors.

Audit and Other Fees

The table below sets forth the aggregate fees billed by PwC, the Company’s independent registered public accounting firm, for the last two fiscal years (in millions):

	2018	2017
Audit Fees(1)	$2.0	$1.3
Audit-Related Fees	—	0.8
Tax Fees	0.2	0.2
All Other Fees	—	—
Total Fees	$2.2	$2.3

(1) Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including fees related to comfort letters and consents issued in conjunction with our equity and debt offerings.

Audit Committee pre-approval of audit and non-audit services provided by our independent auditor is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

The Audit Committee or Chairman of the Audit Committee, as applicable, pre-approved 100% of the services described in the table set forth above for the year ended December 31, 2018. For the year ended December 31, 2017, we did not have an audit committee or a pre-approval policy. The duties of the Audit Committee are described in the Audit Committee Charter that is posted on the Company’s website at www.nineenergyservice.com under the heading “Investors” and the subheading “Corporate Governance.”

Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal No. 2 will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT

Primary Oversight Responsibilities

Our management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing its report based on its audit.

Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the quality, integrity and reliability of the Company’s financial statements; (2) the Company’s compliance with legal, tax and regulatory requirements; (3) the Company’s compliance with the Company’s Corporate Code of Business Conduct and Ethics and Financial Code of Ethics; (4) qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report on the Company’s financial statements; (5) effectiveness and performance of the Company’s internal audit function; and (6) effectiveness and performance of the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics.

Oversight of Independent Auditors

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including taking into account the opinion of management. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; and the potential impact of changing the independent registered public accounting firm. Based on this evaluation, the Audit Committee has retained PwC as our independent registered public accounting firm for 2019.

The Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue retention of PwC to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.

Further, the Audit Committee reviews in advance and pre-approves, explicitly, audit and permissible non-audit services provided to us by our independent registered public accounting firm. The Audit Committee is also directly responsible for reviewing with the independent registered public accounting firm the plans and scope of the audit engagement and providing an open venue of communication between our management, the internal audit function, ethics and compliance function, the independent registered public accounting firm and the Board. The Audit Committee has discussed with management and PwC such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Pre-Approval Policies and Procedures

All of the fees described above were approved by the Audit Committee or Chairman of the Audit Committee, as applicable. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. In determining whether to pre-approve a service to be performed by the Company’s independent auditors, the Audit Committee or Chairman of the Audit Committee, as applicable, considers whether such service is consistent with applicable SEC and Public Company Accounting Oversight Board rules and guidance with respect to auditor independence.

2018 Audited Financial Statements

In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018:

•	The Audit Committee reviewed and discussed the audited financial statements and associated audit with the independent registered public accounting firm and management.

•

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees” as adopted by the PCAOB. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team.

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors

Mark E. Baldwin

Curtis F. Harrell

Gary L. Thomas

Darryl K. Willis

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 18, 2019 (except as otherwise indicated) by (i) each of our Named Executive Officers, (ii) each of our directors (including our nominees), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding common stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers, or stockholders holding more than 5%, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 2001 Kirby Drive, Suite 200, Houston, Texas 77019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% or more Stockholders:
SCF(2)	9,086,884	29.5%
Warren Lynn Frazier(3)	4,738,514	15.4%
Capital World Investors(4)	1,804,000	5.9%
Directors and Named Executive Officers:
Ann G. Fox	440,450	1.4%
David Crombie	162,062	*
Clinton Roeder	68,765	*
Edward Bruce Morgan	133,805	*
Theodore R. Moore	66,175	*
Ernie L. Danner	135,955	*
David C. Baldwin	8,312	*
Mark E. Baldwin	21,414	*
Curtis F. Harrell	53,155	*
Scott E. Schwinger	13,747	*
Gary L. Thomas	41,759	*
Andrew L. Waite	8,312	*
Darryl K. Willis	8,911	*
All directors and executive officers as a group (13 persons)	1,162,822	3.7%

*	Less than 1%.

(1)

Based upon an aggregate of 30,781,982 shares outstanding as of March 18, 2019. For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options and other instruments pursuant to which the stockholder has the right to acquire shares of our common stock within 60 days of March 18, 2019, but that no other person exercises any options or other purchase rights (except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise all such options or other purchase rights).

(2)

The board of directors of SCF GP LLC (“SCF GP”), the ultimate general partner of SCF-VII, L.P. and SCF-VII(A), L.P. (collectively, “SCF”), has voting and investment control over the securities owned by SCF. The board of directors of SCF GP consists of David C. Baldwin, Anthony F. DeLuca, L.E. Simmons and Andrew L. Waite. Because SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by SCF GP, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, SCF beneficially owns 9,086,884 shares of our common stock in the aggregate. This beneficial ownership includes 7,528,550 shares of our common stock held by SCF-VII, L.P. and 1,558,334 shares of our common stock held by SCF-VII(A), L.P. The address for SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(3)

Based on a Schedule 13D filed with the SEC on October 25, 2018, as of October 25, 2018, Warren Lynn Frazier reported sole voting and dispositive power as to 4,738,514 shares of our common stock. The address of Warren Lynn Frazier is 5655 Bear Lane, Suite 100, Corpus Christi, Texas 78405.

(4)

Based on a Schedule 13G filed with the SEC on February 14, 2019, as of December 31, 2018, Capital World Investors reported sole voting and dispositive power as to 1,804,000 shares of our common stock. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

EXECUTIVE AND DIRECTOR COMPENSATION

The tables and narrative disclosure below provide compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. As an emerging growth company, we are not required to hold a “say-on-pay” vote or include Compensation Discussion & Analysis disclosure in this Proxy Statement.

In this section, we provide disclosure relating to the compensation of our named executive officers during 2018. The tables and narrative disclosure below provide compensation information for the following executive officers:

●	Ann G. Fox, President and Chief Executive Officer
●	David Crombie, Executive Vice President and Chief Operating Officer
●	Clinton Roeder, Senior Vice President and Chief Financial Officer
●	Theodore R. Moore, Senior Vice President, General Counsel and Secretary
●	Edward Bruce Morgan, President, Production Solutions

We refer to Ms. Fox, and Messrs. Crombie, Roeder, Moore and Morgan herein collectively as our “Named Executive Officers.”

Summary Compensation Table

The following table summarizes the compensation paid to our Named Executive Officers for the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Ann G. Fox	2018	$500,000	$—	$2,499,900	$—	$858,000	$61,248	$3,919,148
President and Chief Executive Officer	2017	$476,923	$500,000	$2,502,700	$459,645	$—	$40,672	$3,979,940
David Crombie	2018	$400,000	$—	$1,499,940	$—	$549,120	$29,053	$2,478,113
Executive Vice President and Chief Operating Officer (6)	2017	$438,462	$300,000	$700,005	$141,602	$—	$16,485	$1,596,554
Clinton Roeder	2018	$350,000	$—	$600,001	$420,746	$480,480	$9,923	$1,861,150
Senior Vice President and Chief Financial Officer (7)	2017	$6,731	$—	$—	$—	$—	$—	$6,731
Theodore R. Moore	2018	$300,000	$—	$900,120	$—	$334,620	$11,000	$1,545,740
Senior Vice President, General Counsel and Secretary (8)	2017	$230,769	$150,000	$250,020	$117,982	$—	$—	$748,771
Edward Bruce Morgan	2018	$250,000	$—	$612,560	$—	$278,850	$14,215	$1,155,625
President—Production Solutions	2017	$260,732	$125,500	$174,939	$47,240	$—	$3,403	$611,814

(1)

No discretionary bonuses were provided to our Named Executive Officers in 2018. Bonus amounts for 2017 represent discretionary bonus amounts paid to our Named Executive Officers with respect to the 2017 fiscal year, as approved by our Board on January 26, 2018. For Mr. Crombie, bonus compensation for 2017 includes an annual guaranteed bonus amount under his prior employment agreement in effect as of December 31, 2017.

(2)

The amounts reflected in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to our Named Executive Officers pursuant to the Stock Plan (as defined below). For 2018, these amounts include restricted stock awards granted to Mr. Roeder on January 23, 2018 in connection with our IPO and to our Named Executive Officers other than Mr. Roeder on April 4, 2018, in each case, pursuant to the Stock Plan (as defined below). For 2017, these amounts include restricted stock awards granted to our Named Executive Officers other than Mr. Roeder on March 20, 2017 pursuant to the Stock Plan. The amounts shown in this column were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional detail regarding assumptions underlying the value of these awards.

(3)

The amounts reflected in the “Option Awards” column represent the grant date fair value of stock option awards granted to Mr. Roeder in January 2018 and to our Named Executive Officers other than Mr. Roeder on March 20, 2017, in each case, pursuant to the Stock Plan. The amounts in this column were computed in accordance with FASB ASC Topic 718.

See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional detail regarding assumptions underlying the value of these awards.

(4)

The amounts reflected in this column reflect the amounts earned under our 2018 annual cash incentive bonus program based on the achievement of certain quantitative and qualitative performance goals, as determined by the Nominating, Governance and Compensation Committee in March 2019. Please see “Narrative Disclosure to Summary Compensation Table—Annual Cash Incentive Bonus Program” below for more information regarding the 2018 annual cash incentive bonus program.

(5)

Amounts reported in the “All Other Compensation” column for 2018 include (i) the amount of the Company’s 401(k) plan matching contributions for each Named Executive Officer, (ii) costs for the Company to lease vehicles for use by Ms. Fox and Messrs. Crombie and Morgan and (iii) the amount reimbursed by the Company to SCF for the costs associated with the participation of Ms. Fox, her spouse and her eligible dependents in health benefit plans maintained by SCF.

Name	401(k) Plan Matching Contribution (i)	Company- Provided Vehicles (ii)	Health Coverage (iii)	Total
Ann G. Fox	$9,625	$18,773	$32,850	$61,248
David Crombie	$11,000	$18,053	—	$29,053
Clinton Roeder	$9,923	—	—	$9,923
Theodore R. Moore	$11,000	—	—	$11,000
Edward Bruce Morgan	$6,539	$7,676	—	$14,215

(i)	Amounts included in this column represent the amount of the Company’s 401(k) matching contributions in 2018 for each Named Executive Officer.

(ii)

Amounts included in this column reflect the costs for the Company to lease vehicles for use by Ms. Fox and Messrs. Crombie and Morgan. Effective as of January 1, 2019, the Company no longer furnishes a vehicle for use by Ms. Fox.

(iii)

In 2018, Ms. Fox participated in health benefit plans maintained by SCF. The Company reimbursed SCF for the costs associated with the participation of Ms. Fox, her spouse and her eligible dependents in such plans. The amount included in this column reflects the aggregate amount of the reimbursement to SCF for providing these benefits to Ms. Fox in 2018. Ms. Fox ceased to participate in the health benefit plans maintained by SCF as of January 1, 2019.

(6)

During 2018, Mr. Crombie served as Executive Vice President and as President, Completion Solutions of the Company. Effective January 1, 2019, Mr. Crombie was promoted to Executive Vice President and Chief Operating Officer.

(7)	Mr. Roeder’s employment with the Company began on December 16, 2017.

(8)	Mr. Moore’s employment with the Company began on March 20, 2017.

Narrative Disclosure to Summary Compensation Table

Base Salary

For 2018, our Named Executive Officers’ annualized base salaries were $500,000, $400,000, $350,000, $300,000 and $250,000 for Ms. Fox, Mr. Crombie, Mr. Roeder, Mr. Moore and Mr. Morgan, respectively. Our Named Executive Officers did not receive any increases in base salary in 2018. In February 2019, the Nominating, Governance and Compensation Committee increased the annualized base salaries for Ms. Fox and Messrs. Roeder, Moore and Morgan to $600,000, $380,000, $380,000 and $300,000 respectively, in each case, effective as of February 15, 2019. As discussed in “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below, effective January 1, 2019, Mr. Crombie’s annualized base salary was increased to $475,000 in accordance with the terms of his Employment Agreement. Please see “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for more information regarding our Named Executive Officers’ base salaries.

Annual Cash Incentive Bonus Program

In April 2018, the Nominating, Governance and Compensation Committee established the 2018 annual cash incentive bonus program, pursuant to which our Named Executive Officers were eligible to receive performance-

based cash bonuses based on certain quantitative and qualitative performance metrics. For 2018, our Named Executive Officers’ target bonus opportunities were 100% of base salary for Ms. Fox, 80% of base salary for Messrs. Crombie and Roeder and 65% of base salary for Messrs. Morgan and Moore, and our Named Executive Officers’ maximum bonus opportunities were 200% for Ms. Fox, 160% of base salary for Messrs. Crombie and Roeder and 130% of base salary for Messrs. Morgan and Moore.

The financial measures of adjusted ROIC and adjusted EBITDA accounted for a total of 70% of the target bonus opportunities, safety measures accounted for 10% of target bonus opportunities, and personal performance goals accounted for the remaining 20% of target bonus opportunities, as detailed below:

Payout opportunities were established according to a threshold, target and maximum performance for each performance metric. For each financial performance metric, threshold performance is equal to 75% of target performance and maximum performance is equal to 125% of target performance. In addition, with respect to each financial performance metric, if 75% of target performance is achieved, then a threshold level payout of 50% of the target payout is achieved, and if 125% of target performance is achieved, then a maximum level payout of 200% of the target payout is achieved. The chart below shows the payout opportunities for each performance metric under the 2018 annual cash incentive bonus program:

Performance Measures	Allocation of Target Bonus	Payout Opportunity for Each Metric
	% of Target	Threshold	Target	Maximum
Financial Metrics
• ROIC	35%	17.5%	35%	70%
• EBITDA	35%	17.5%	35%	70%
Safety Measures	10%	5%	10%	20%
Qualitative Factors	20%	10%	20%	40%

Total Payout		50%	100%	200%

After the level of performance is determined by the Nominating, Governance and Compensation Committee, the payout percentage for each individual metric is added together to calculate the total payout percentage for each Named Executive Officer. The final payout percentage is then multiplied by the participant’s target bonus opportunity in order to calculate the total bonus payable to each Named Executive Officer. On March 5, 2019, based on the Company’s achievement relative to the adjusted ROIC, adjusted EBITDA and safety measures performance metrics and each Named Executive Officer’s individual performance, our Named Executive Officers received payouts under the 2018 annual cash incentive bonus program in the amounts set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

Employment Agreements

In 2018, all of our Named Executive Officers entered into amended and restated employment agreements with the Company and our subsidiary, Nine Energy Service, LLC (the “Employer”). Ms. Fox entered into an amended and restated employment agreement on August 28, 2018, and Messrs. Crombie, Roeder, Morgan and Moore entered into amended and restated employment agreements on November 20, 2018. We refer to the amended and restated employment agreements herein collectively as the “Employment Agreements.” The Employment Agreements amended and restated each of our Named Executive Officers’ prior employment agreements with the Company or one of its affiliates.

The Employment Agreements provide for a three-year initial term with automatic renewals for additional one-year periods unless either the applicable Named Executive Officer or the Employer gives written notice of non-renewal at least 60 days prior to the expiration of the then-current initial term or renewal term.

The Employment Agreements provide for initial annualized base salaries of $500,000, $400,000, $350,000, $300,000 and $250,000 for Ms. Fox and Messrs. Crombie, Roeder, Moore and Morgan, respectively, which amounts may be decreased by up to 10% as part of similar base salary reductions applicable to the Employer’s or the Company’s other executive officers. The Employment Agreements also provide for annual bonus opportunities under the Company’s annual cash incentive bonus program based on the achievement of certain performance targets established by the Board. The Employment Agreements include initial target bonus opportunities of 100% of base salary for Ms. Fox, 80% of base salary for Messrs. Crombie and Roeder and 65% of base salary for Messrs. Morgan and Moore and initial maximum bonus opportunities of 200% for Ms. Fox, 160% of base salary for Messrs. Crombie and Roeder and 130% of base salary for Messrs. Morgan and Moore. In addition, pursuant to the Employment Agreements, the Named Executive Officers are eligible to receive annual equity compensation awards pursuant to the Stock Plan on such terms and conditions as determined by the Board or a committee thereof. While employed under the Employment Agreements, the executives are eligible for certain additional benefits, including reimbursement of reasonable business expenses, paid vacation, and participation in the Company’s benefit plans or programs.

As provided in her Employment Agreement, Ms. Fox’s base salary increased to $523,532, effective January 1, 2019. In connection with Mr. Crombie’s appointment as Executive Vice President and Chief Operating Officer of the Company and in accordance with his Employment Agreement, effective January 1, 2019, his annualized base salary increased to $475,000 and his target and maximum annual bonus opportunities increased to 85% and 170% of his base salary, respectively. In addition, as provided in Mr. Crombie’s Employment Agreement, effective January 1, 2019, his applicable Severance Multiple in connection with a Qualifying Termination (as such capitalized terms are defined in “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control” below) increased to one and one-half and his applicable Severance Multiple in connection with a Qualifying Termination within the 24-month period immediately following a corporate change increased to two and one-half. Please see “Narrative Disclosure to Summary Compensation Table—Base Salary” above for a discussion of the other adjustments to our Named Executive Officers’ base salaries in February 2019.

The Employment Agreements provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Employer without “cause.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change In Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the Employment Agreements.

The Employment Agreements also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on our Named Executive Officers competing with the Company and its affiliates, soliciting any customers, or soliciting or hiring Company employees or inducing them to terminate their employment. These restrictions are generally intended to apply during the term of the Named Executive Officers’ employment with the Company and for the one-year period following termination of employment.

2011 Stock Plan

We provide grants of equity-based awards to our employees (including our Named Executive Officers) and our non-employee directors pursuant to our 2011 Stock Incentive Plan, which we refer to herein as the “Stock Plan,” in order to align their interests with those of our stockholders. Beginning in 2019, our Named Executive Officers were granted equity-based awards pursuant to the Stock Plan based on a target award allocation for each of our Named Executive Officers. These awards consisted of 70% time-based restricted stock awards, which vest based on the continued service of our Named Executive Officers, and 30% performance share unit awards, which vest based on the Company’s relative total shareholder return compared to the total shareholder return of a pre-established group of peer companies over a three-year performance period. Additional information regarding the equity-based awards granted to our Named Executive Officers and non-employee directors pursuant to the Stock Plan in 2019 will be discussed in our proxy statement relating to our 2020 Annual Meeting of Stockholders. The discussion below describes the equity-based awards historically provided to our Named Executive Officers pursuant to the Stock Plan.

In 2018, the Board granted a stock option award to Mr. Roeder and restricted stock awards to all of our Named Executive Officers under the Stock Plan. Mr. Roeder’s stock option and restricted stock awards were granted pursuant to his prior employment agreement in connection with the beginning of his employment in December 2017. Generally, the restricted stock awards granted in 2018 to all of our Named Executive Officers and the stock option award granted to Mr. Roeder vest in three equal installments on each of the first three anniversaries of the applicable date of grant so long as the applicable executive remains employed by us through each applicable vesting date.

During 2017, the Board granted restricted stock and stock option awards under the Stock Plan to our Named Executive Officers other than Mr. Roeder. Generally, the restricted stock awards granted to our Named Executive Officers in 2017 vest in full on the third anniversary of the applicable date of grant, and the stock option awards granted to our Named Executive Officers in 2017 vest in three equal installments on each of the first three anniversaries of the applicable date of grant, in each case, so long as the applicable executive remains employed by us through each applicable vesting date.

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, eligible employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See “Additional Narrative Disclosure—Retirement Benefits” for more information.

In addition, minimal perquisites have historically been provided to our Named Executive Officers, including company-provided vehicles for certain of our Named Executive Officers and reimbursements for certain healthcare costs. In 2018, Ms. Fox participated in the healthcare plans maintained by SCF, and we reimbursed SCF for the costs associated with the participation of Ms. Fox, her spouse and her eligible dependents in such plans. Effective as of January 1, 2019, the Company no longer furnishes a company-provided vehicle to Ms. Fox, and she ceased participation in the health benefit plans maintained by SCF.

Role of Compensation Consultants in 2018 Compensation Decisions

Our Nominating, Governance and Compensation Committee, in overseeing the compensation of our non-employee directors and our executive compensation program, employs several analytic tools and considers information from multiple resources. Subject to Board approval in certain circumstances, the Nominating, Governance and Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Nominating, Governance and Compensation Committee is not obligated to utilize the input of other parties.

Our Nominating, Governance and Compensation Committee has the authority to engage a compensation consultant at any time if the Nominating, Governance and Compensation Committee determines that it would be appropriate to consider the recommendations of an independent, outside source. During 2018, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant. Pearl Meyer reviewed both our executive compensation program and our non-employee director compensation program and produced compensation reports for the Compensation Committee in March of 2018. These reports were utilized by the Nominating, Governance and Compensation Committee when making certain compensation decisions for the executives and the non-employee directors for 2018.

Pearl Meyer also provided the Compensation Committee with recommendations and advice during the process of selecting an appropriate peer group for 2018 compensation purposes. The Compensation Committee informed Pearl Meyer that its general criteria for selecting a peer group consisted of:

•	companies that are direct competitors for the same space, products and/or services;

•	companies that compete with us for the same executive talent;

•	companies in a similar Standard Industrial Classification (SIC) code or industry sector;

•	companies that are generally subject to the same market conditions (or, more specifically, oilfield services companies); and

•	companies that are tracked similarly or that are considered comparable investments by outside analysts.

The Nominating, Governance and Compensation Committee and Pearl Meyer determined that an appropriate peer group should consist of 10 to 15 peer companies and companies that are most statistically related to us with a similar revenue size. After consultation with management and analyzing the research completed by Pearl Meyer, the Compensation Committee determined that our 2018 peer group should consist of the following 13 companies:

• Basic Energy Services, Inc.	• Parker Drilling Company
• CARBO Ceramics Inc.	• Pioneer Energy Services, Inc.
• Forum Energy Technologies, Inc.	• RPC, Inc.
• Helix Energy Solutions Group, Inc.	• Superior Energy Services, Inc.
• Key Energy Services, Inc.	• TETRA Technologies, Inc.
• Newpark Resources, Inc.	• Unit Corporation
• Oil States International, Inc.

Additionally, in 2018, the Nominating, Governance and Compensation Committee chose to engage Compensation Advisory Partners, an independent compensation consultant, in connection with the negotiation of our Named Executive Officers’ Employment Agreements and other year-end 2018 compensation matters. Please see “Narrative Disclosure to Summary Compensation Table—Employment Agreements” above for more information regarding the Employment Agreements.

Stock Ownership Guidelines

In March 2019, our Nominating, Governance and Compensation Committee adopted stock ownership guidelines applicable to our senior executives, including our Named Executive Officers, and all non-employee directors of the Company. The stock ownership guidelines are intended to encourage significant ownership of the Company’s common stock by the individuals covered by the policy and to align the personal interests of such covered persons with the interests of our stockholders. The details of the stock ownership guidelines are outlined below.

Required Ownership Multiple	Chief Executive Officer:	5 times annual base salary
	Executive Vice Presidents:	3 times annual base salary
	Senior Vice Presidents:	2 times annual base salary
	Non-Employee Directors:	3 times annual cash retainer (including applicable chairman and committee fees)
Time to Meet Ownership Requirement	Five years from the later of March 6, 2019 and the date appointed or elected to a participating position.
Restrictions on the Transfer of Shares Prior to Meeting Ownership Requirements	Covered persons are prohibited from selling or otherwise disposing of any of our common stock unless at the time of such sale or other transfer (and on a pro forma basis after giving effect to such sale or transfer) such covered person holds an aggregate value of qualifying shares of our common stock equal to the applicable ownership multiple set forth above, subject to certain exceptions set forth in the stock ownership guidelines.
Common Stock that Counts Towards Requirement	Generally, the following shares of common stock count towards the applicable ownership requirement: (i) shares owned directly (or beneficially by a family member or trust), (ii) shares subject to vested stock options or performance-based equity awards and (iii) shares subject to vested or unvested time-based restricted shares or restricted stock units counts towards the applicable ownership requirement.

Compliance with our stock ownership guidelines is measured annually. The minimum number of qualifying shares of our common stock expected to be held by each covered person will be calculated on the first trading day of each calendar year based on the closing price of our common stock on the preceding trading day.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2018.

			Option Awards(1)				Stock Awards(2)
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Ann G. Fox	Restricted Stock	4/4/2018					96,150	$2,167,221
	Stock Option	3/20/2017	10,417	20,818	$31.18	3/20/2027
	Restricted Stock	3/20/2017					80,256	$1,808,970
	Stock Option	7/15/2015	167,574		$41.39	7/15/2025
	Stock Option	2/28/2013	6,284		$21.86	2/28/2023

David Crombie	Restricted Stock	4/4/2018					57,690	$1,300,333
	Stock Option	3/20/2017	3,210	6,412	$31.18	3/20/2027
	Restricted Stock	3/20/2017					22,447	$505,955

Clinton Roeder	Stock Option	1/23/2018		32,102	$23.00	1/23/2028
	Restricted Stock	1/23/2018					26,087	$588,001

Theodore R. Moore	Restricted Stock	4/4/2018					34,620	$780,335
	Stock Option	3/20/2017	2,672	5,345	$31.18	3/20/2027
	Restricted Stock	3/20/2017					8,017	$180,703

Edward Bruce Morgan	Restricted Stock	4/4/2018					23,560	$531,042
	Stock Option	3/20/2017	1,075	2,135	$31.18	3/20/2027
	Restricted Stock	3/20/2017					5,609	$126,427
	Stock Option	8/30/2013	20,064		$23.86	8/30/2023

(1)

Generally, the option awards reported in these columns vest in three equal installments on the first three anniversaries of the date of grant of such awards. The option awards granted to Mr. Roeder on January 23, 2018 will vest in equal installments on January 23 of each of 2019, 2020 and 2021, subject to Mr. Roeder’s continued employment through each such vesting date. The remaining unvested portion of the option awards granted to Ms. Fox and Messrs. Crombie, Moore and Morgan on March 20, 2017 will vest in equal installments on March 20 of each of 2019 and 2020, subject to the applicable Named Executive Officer’s continued employment through each such vesting date.

(2)

Generally, the restricted stock awards reported in these columns are subject to the following time-based vesting conditions: (i) the restricted stock award granted to Mr. Roeder on January 23, 2018 will vest in three equal installments on January 23 of each of 2019, 2020 and 2021 (the first three anniversaries of the date of grant), (ii) the restricted stock awards granted to Ms. Fox and Messrs. Crombie, Moore and Morgan on April 4, 2018 will vest on April 4 of each of 2019, 2020 and 2021 (the first three anniversaries of the date of grant), and (iii) the restricted stock awards granted to each of the Named Executive Officers other than Mr. Roeder on March 20, 2017 will vest in full on the third anniversary of the date of grant, or March 20, 2020, subject, in each case, to the applicable Named Executive Officer’s continued employment through each such vesting date.

(3)

The amounts in this column were calculated by multiplying the applicable number of shares of restricted stock held by our Named Executive Officers by $22.54, the closing price of our common stock on the New York Stock Exchange on December 31, 2018.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Beginning January 1, 2018, the Company began providing matching contributions equal to 100% of elective deferrals up to 3% of eligible compensation and 50% of elective deferrals from 3% to a maximum of 5% of eligible compensation, subject to the applicable contributions limits. Matching contributions are immediately fully vested. We did not provide any matching contributions in the 2017 fiscal year.

Potential Payments upon Termination or Change in Control

The Employment Agreements provide for potential severance benefits in connection with certain terminations of employment. The Employment Agreements provide that, in the event a Named Executive Officer’s employment terminates by reason of his or her death or “disability” (as defined in “Additional Narrative Disclosure—Applicable Definitions” below), then, provided that the applicable executive (or, if applicable, his or her estate) timely executes and does not revoke a release in a form acceptable to the Employer and abides by the restrictive covenants included in his or her Employment Agreement, a prorated portion of the applicable executive’s outstanding equity-based awards will become immediately vested on the date of such termination (determined based on target performance for awards then subject to a performance requirement). Outstanding stock options that have become vested as of the date of such termination (determined after giving effect to the foregoing sentence) will remain exercisable through the earlier of one year after the date of such termination or the original expiration date of such stock options.

The Employment Agreements also provide that, if a Named Executive Officer’s employment is terminated (i) by the Employer without “cause,” including upon the expiration of the then-existing initial term or renewal term, as applicable, as a result of the Employer’s non-renewal of the term of the Employment Agreement, or (ii) by the applicable executive for “good reason” (each, a “Qualifying Termination”), then, provided that the applicable executive timely executes and does not revoke a release in a form acceptable to the Employer and abides by the restrictive covenants included in his or her Employment Agreement, the applicable executive will be eligible to receive:

•	a severance payment, payable in 12 substantially equal installments, in an aggregate amount equal to (i) two in the case of Ms. Fox and one in the case of Messrs. Crombie, Roeder, Moore and Morgan (in each case, the “Severance Multiple”) multiplied by (ii) the sum of: (x) the applicable executive’s base salary for the year in which such termination occurs and (y) the applicable executive’s then-current target annual bonus;

•	a prorated annual bonus for the year in which such Qualifying Termination occurs, subject to achievement of the applicable performance criteria;

•

if the applicable executive elects COBRA continuation coverage, monthly reimbursement for the amount paid by the applicable executive to continue such coverage for up to 18 months following the date of such Qualifying Termination; and

•

accelerated vesting of all outstanding time-based equity awards held by the applicable executive on the date of such Qualifying Termination; provided, however, that equity awards subject to performance requirements will not accelerate and will remain outstanding and eligible to vest subject to the terms and conditions set forth in the applicable award agreement (outstanding stock options that have become vested as of the date of such Qualifying Termination (after giving effect to the foregoing) will remain exercisable through the earlier of the date that is one year after the date of such termination or the original expiration date of such stock options).

In the event a Named Executive Officer experiences a Qualifying Termination or his or her employment terminates by reason of his or her death or disability, in each case, within the 24-month period immediately following a “corporate change” (as defined in the Stock Plan), then the applicable executive will be eligible to receive the payments and benefits described above, except that: (i) the applicable executive’s Severance Multiple will be increased from two to three in the case of Ms. Fox and from one to two in the case of Messrs. Crombie, Roeder, Moore and Morgan; and (ii) all outstanding equity awards held by the applicable executive on the date of such Qualifying Termination will become immediately fully vested (determined based on target performance for awards then subject to performance requirements). Outstanding stock options that have become vested as of the date of such termination (determined after giving effect to the foregoing sentence) will remain exercisable through the earlier of one year after the date of such termination or the original expiration date of such stock options.

As discussed in “Narrative Disclosure to Summary Compensation Table—Employment Agreements” above, in connection with Mr. Crombie’s appointment as Executive Vice President and Chief Operating Officer of the Company and in accordance with the terms of his Employment Agreement, effective January 1, 2019, his applicable Severance Multiple in connection with a Qualifying Termination increased to one and one-half, and his applicable Severance Multiple in connection with a Qualifying Termination within the 24-month period immediately following a corporate change increased to two and one-half.

Applicable Definitions

The Employment Agreements provide that “cause” generally means that the applicable executive has: (i) engaged in gross negligence or willful misconduct in the performance of his or her duties; (ii) willfully breached any material provision of his or her Employment Agreement, any other written agreement between the Company and the applicable executive or any of the Company’s corporate policies or codes of conduct; (iii) willfully engaged in conduct that is injurious to the Company; or (iv) committed, pleaded no contest to or received deferred adjudication with respect to a felony or any crime or misdemeanor involving fraud, dishonesty or moral turpitude that results in material harm to the Company. In addition, the Employment Agreements provide that certain notice and cure provisions must be satisfied in order for a termination of employment for cause to be effective.

The Employment Agreements provide that “good reason” generally means: (i) a material diminution in the applicable executive’s base salary, other than as part of a decrease of up to 10% of the base salaries of all executive officers; (ii) the relocation of the applicable executive’s principal place of employment by more than 75 miles from his or her principal place of employment as of the effective date of his or her Employment

Agreement; (iii) a material diminution in the applicable executive’s authority, duties or responsibilities; (iv) the assignment of duties or responsibilities that are materially inconsistent with the authority, duties or responsibilities of the applicable executive’s responsibilities as set forth in his or her Employment Agreement; or (v) in the case of Ms. Fox, the Company’s failure to nominate her for re-election to our Board and to use reasonable efforts to have her re-elected in connection with any election of directors upon the expiration of Ms. Fox’s then-current term on our Board. In addition, the Employment Agreements provide that certain notice and cure provisions must be satisfied in order for a termination of employment for good reason to be effective.

Generally, a disability will exist under the Employment Agreements if the applicable executive is unable to perform his or her duties or fulfill his or her obligations under the applicable executive’s Employment Agreement by reason of any physical or mental impairment for a continuous period of not less than three months.

The Stock Plan generally provides that a “corporate change” will occur if: (i) the Company is not the surviving entity in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary); (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange substantially all of its assets to any other person or entity; (iii) the Company is to be dissolved and liquidated; (iv) any person or entity acquires or gains ownership or control (including, voting power) of more than 50% of the outstanding shares of the Company’s voting stock; or (v) as a result of or in connection with a contested election of directors of the Company, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Director Compensation

In connection with our IPO, we adopted a compensation program for our non-employee directors (the “Non-Employee Director Compensation Program”). Under the Non-Employee Director Compensation Program, our non-employee directors are generally eligible to receive compensation for services they provide to us consisting of retainers and equity compensation as described below. During 2018, each non-employee director was eligible to receive the following for their service on the Board pursuant to the Non-Employee Director Compensation Program:

•	A quarterly retainer of $17,500;

•	An additional quarterly retainer of $7,500 for the Chairman of the Board; and

•	An additional quarterly retainer of $3,750 for the non-employee director serving as the Chairman of the Audit Committee;

•	An additional quarterly retainer of $3,125 for the non-employee director serving as Chairman of the Nominating, Governance and Compensation Committee; and

•

An additional quarterly retainer of $1,250 per committee for each non-employee director serving on the Audit Committee and the Nominating, Governance and Compensation Committee not in the role of Chairman.

In addition to cash compensation, our non-employee directors are eligible to receive annual equity-based compensation consisting of restricted stock awards with an aggregate grant date value equal to $100,000 or, in the case of the Chairman of the Board, $150,000. However, the Non-Employee Director Compensation Program provides that in the first calendar year in which a non-employee director is appointed or elected to the Board, he or she will be eligible to receive an initial restricted stock award with an aggregate grant date value equal to $125,000 in lieu of such annual restricted stock award. Generally, the forfeiture restrictions applicable to the restricted stock awards lapse on the one-year anniversary of the date of grant of such awards. The restricted stock awards granted to our non-employee directors are subject to the terms and conditions of the Stock Plan and the award agreements pursuant to which such awards are granted. Each non-employee director is also reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees.

Ms. Fox, as an employee of the Company, does not receive compensation for her service on the Board.

The following table summarizes the compensation awarded or paid to the members of the Board for the fiscal year ended December 31, 2018.

	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Total ($)
Ernie L. Danner	$100,000	$149,994	$249,994
David C. Baldwin	$70,000	$99,996	$169,996
Mark E. Baldwin	$90,000	$99,996	$189,996
Curtis F. Harrell	$80,000	$99,996	$179,996
Scott E. Schwinger (4)	$87,500	$225,001	$312,501
Gary L. Thomas	$70,000	$99,996	$169,996
Andrew L. Waite	$70,000	$99,996	$169,996
Darryl K. Willis (5)	$35,000	$124,993	$159,993

(1)

Amounts reported in this column reflect annual cash retainer amounts received by our non-employee directors for service on our Board. As described above, in 2018, our directors received quarterly retainer payments of $17,500. In addition, Mr. Danner received an additional quarterly retainer of $7,500 for his service as Chairman of the Board, Mr. M. Baldwin received an additional quarterly retainer of $3,750 for his service as Chairman of the Audit Committee and Mr. Schwinger received an additional quarterly retainer of $3,125 for his service as Chairman of the Nominating, Governance and Compensation Committee. Finally, directors serving on the Audit Committee and the Nominating, Governance and Compensation Committee not in the role of Chairman received an additional quarterly retainer of $1,250 per committee.

(2)

In 2018, our non-employee directors other than Messrs. Danner and Willis received restricted stock awards covering 3,846 shares of common stock with a grant date fair value equal to approximately $100,000 for their service on our Board. As discussed above, Mr. Danner received a restricted stock award covering 5,769 shares of common stock with a grant date fair value equal to approximately $150,000 for his service as Chairman of the Board. Mr. Willis received a restricted stock award covering 4,445 shares of common stock with a grant date fair value equal to approximately $125,000 in connection with his initial appointment to our Board. The amounts reflected in the “Stock awards” column represent the grant date fair value of restricted stock awards granted to our non-employee directors in April 2018 pursuant to the Stock Plan, as computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional detail regarding assumptions underlying the value of these awards.

(3)

On March 20, 2017, Messrs. M. Baldwin, Harrell and Thomas received restricted stock awards covering 3,210 shares of common stock and Mr. Danner received a restricted stock award covering 9,622 shares of restricted stock for their service on our Board, which awards will vest in full on March 20, 2020 (the third anniversary of the grant date). In addition, on March 20, 2017, Mr. Danner received a stock option award covering 24,052 shares of our common stock. One-third of this stock option award became exercisable on March 20, 2018, and the remaining two-thirds of this stock option award will become exercisable in substantially equal installments on March 20, 2019 and March 20, 2020. Prior to being appointed as a director, Mr. Harrell received stock option awards on June 1, 2016, June 1, 2015 and July 7, 2014 covering 2,367, 1,508 and 1,516 shares of our common stock, respectively, which stock option awards vest in four equal installments on the first four anniversaries of the date of grant.

(4)

On January 23, 2018, in connection with the completion of our IPO and in recognition of his services on our Board in 2017 and 2018, Mr. Schwinger received a restricted stock award covering 5,435 shares of common stock, which award will vest in full on January 23, 2021 (the third anniversary of the grant date). Mr. Schwinger was appointed to our Board on May 25, 2017 and did not receive a new director restricted stock award in advance of the IPO.

(5)	Mr. Willis was appointed to our Board, effective as of August 9, 2018.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2018:

	(a)	(b)		(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	957,659	$	$31.98	1,559,810
Equity compensation plans not approved by security holders	—		$—	—
Total	957,659	$	$31.98	1,559,810

(1)	This column reflects all shares of common stock subject to outstanding options granted under the Stock Plan as of December 31, 2018.
(2)	The weighted average exercise price reflected in this column is calculated based solely on the exercise prices of outstanding options.

Our only equity compensation plan is the Stock Plan, which was approved by our stockholders prior to our initial public offering. Please see Note 10 to our consolidated financial statements for a description of our equity compensation plan. In addition, a detailed description of the terms of the Stock Plan is available in the Company’s Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-217601), filed by the Company with the SEC on January 9, 2018, under the heading “Executive Compensation—Amended and Restated 2011 Stock Incentive Plan.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board adopted a written related person transactions policy prior to the completion of our IPO, under which a “Related Person Transaction” is defined pursuant to Item 404 of Regulation S-K. Pursuant to this policy, the Audit Committee expects to review all material facts of all Related Person Transactions and either approve or disapprove entry into the Related Person Transaction, subject to certain limited exceptions.

In determining whether to approve or disapprove entry into a Related Person Transaction, the Audit Committee expects to take into account, among other factors, the following: (i) whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy would require that all Related Person Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

During 2014, in conjunction with an exercise of warrants to provide a capital infusion, the Company issued promissory notes totaling $2.5 million to both a former executive officer of the Company and a current manager of the Company. The principal was due on June 30, 2019 (the “Maturity Date”), and interest of 4% per annum had been due and was payable on the Maturity Date. During the fourth quarter of 2018, the Company received full payment on the notes, resulting in no outstanding balance and no unpaid interest at December 31, 2018. At December 31, 2017, the outstanding balance of the notes, including principal and unpaid interest, totaled $2.9 million and unpaid interest totaled $0.4 million.

As part of the acquisition of Crest Pumping Technologies, LLC (“Crest”) in 2014, the Company issued promissory notes totaling $9.4 million to former owners of Crest, including David Crombie, who is an executive officer of the Company. The principal is due on June 30, 2019. The interest rate is based on the prime rate, the federal funds rate, or LIBOR, plus a margin to be determined in connection with the Company’s credit agreement and is due quarterly. Mr. Crombie paid $1.8 million during 2016 to pay his promissory note in full. At December 31, 2018 and 2017, the outstanding principal balance of the notes of the remaining individuals totaled $7.6 million. Unpaid interest, included in “Prepaid expenses and other current assets” in the Company’s consolidated balance sheets, totaled $10,000 and $8,000 at December 31, 2018 and 2017, respectively.

The Company leases office space, yard facilities, and equipment and purchases building maintenance services from entities owned by Mr. Crombie. Total lease expense and building maintenance expense was $0.8 million, $0.8 million, and $0.7 million for the years ended December 31, 2018, 2017, and 2016, respectively. There were no payables and payables of $13,000 at December 31, 2018 and 2017, respectively. The Company also purchased $1.0 million of equipment during the year ended December 31, 2018 from an entity in which Mr. Crombie is a limited partner.

In addition, the Company leases office space in Corpus Christi and Midland, Texas from an entity affiliated with Mr. Lynn Frazier, a beneficial owner of more than 5% of the Company’s stock. Total rental expense associated with this office space was $0.2 million for the year ended December 31, 2018.

At December 31, 2018, the Company recorded a receivable of $1.8 million due from the sellers of Magnum primarily attributed to sales commissions paid to an intercompany entity that was not included in the Magnum Acquisition. In March 2019, the Company received full payment for the receivable.

The Company provides services to Citation Oil & Gas Corp., an entity owned by Mr. Curtis F. Harrell, a director of the Company. The Company billed $0.7 million, $0.7 million, and $0.4 million for services provided to this entity during the years ended December 31, 2018, 2017, and 2016, respectively. There was an outstanding receivable due from such entity $0.1 million and $0.2 million as of December 31, 2018 and 2017, respectively.

The Company provides services in the ordinary course of business to EOG Resources, Inc. Mr. Gary L. Thomas, a director of the Company, acted as the President of EOG Resources, Inc. in the years ended

December 31, 2018, 2017, and 2016. Mr. Thomas retired from EOG Resources, Inc. in December 2018. The Company generated revenue from EOG Resources, Inc. of $45.0 million, $34.4 million, and $13.7 million in the years ended December  31, 2018, 2017, and 2016, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of common stock complied with all filing requirements during 2018, with the following exception: our former Chief Accounting Officer, Richard S. Woolston, had a Form 5 filing on February 13, 2019 related to a numerical error in his Form 3 filed on January 18, 2018.

EXPENSES OF SOLICITATION

The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company, including the cost of the preparation, assembly, printing, mailing and posting of the Proxy Materials and any additional information furnished to our stockholders in connection with the Annual Meeting. Broadridge Financial Solutions (“Broadridge”) will distribute proxy materials to beneficial owners of common stock held on the record date by such persons on behalf of banks, brokers and other nominees. AST Financial will distribute proxy materials to registered shareholders and will also provide voting and tabulation services for the Annual Meeting. We also have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the distribution of Proxy Materials. D.F. King may also solicit proxies by personal interview, mail, telephone and electronic communication. For these services, we will pay D.F. King a fee of approximately $9,500 and reimburse it for certain expenses. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other employees of the Company. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith.

OTHER MATTERS

As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

To be considered for inclusion in the proxy statement and proxy card for the 2020 Annual Meeting, proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be submitted in writing to the Corporate Secretary of Nine Energy Service, Inc., at the address of our principal offices (see “General” on page 1 of this Proxy Statement), and must be received no later than the close of business on December 17, 2019. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Our Bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors before an annual stockholders meeting other than to bring proposals before an annual stockholders meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of Nine Energy Service, Inc. regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2020 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of Nine Energy Service, Inc. no earlier than the close of business January 8, 2020 and no later than the close of business February 7, 2020. However, if we hold the 2020 Annual Meeting of Stockholders more than 30 days after the anniversary of the 2019 Annual Meeting date, then the information must be received no earlier than the 120th day prior to the 2020 Annual Meeting date, and not later than (i) the 90th day prior to the 2020 Annual Meeting date or (ii) the tenth day after public disclosure of the 2020 Annual Meeting date, whichever is later. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements set forth in our Bylaws and the applicable rules and regulations of the SEC.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

AND PROXY STATEMENT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”) accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2018 Annual Report has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please send a request to the Secretary of the Company at our principal executive offices, Nine Energy Service, Inc., 2001 Kirby Drive, Suite 200, Houston, TX 77019, or by calling 281-730-5113. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of the 2018 Annual Report or this Proxy Statement, these documents are available in digital form for download or review by visiting our website at https://investor.nineenergyservice.com. Alternatively, we will promptly send a copy of these documents to you without charge upon request by mail to Investor Relations, Nine Energy Service, Inc., 2001 Kirby Drive, Suite 200, Houston, TX 77019, or by calling 281-730-5113.

ANNUAL MEETING OF STOCKHOLDERS OF NINE ENERGY SERVICE, INC.

May 7, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - https://investor.nineenergyservice.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THESE NOMINEES FOR DIRECTOR IN PROPOSAL 1, AND A VOTE “FOR” FOR PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class I Directors				2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O David C. Baldwin O Curtis F. Harrell O Darryl K. Willis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in the manner recommended by the Board of Directors as stated herein as appropriate. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NINE ENERGY SERVICE, INC.

Proxy for Annual Meeting of Stockholders on May 7, 2019

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Ann G. Fox and Theodore R. Moore, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Nine Energy Service, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)